Filed Pursuant to Rule 424(b)(5)
                                            Registration No. 333-49395





                               TEXAS UTILITIES COMPANY

                         OFFER TO EXCHANGE ANY OR ALL OF ITS

                        6.375% SERIES C SENIOR NOTES DUE 2008
                                         FOR
                    6.375% SERIES C EXCHANGE SENIOR NOTES DUE 2008


          Texas Utilities Company, a Texas corporation (Company), hereby offers upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (Letter of Transmittal) to exchange (Exchange Offer) any and all of its outstanding 6.375% Series C Senior Notes due 2008 (Old Notes) for an equal principal amount of its 6.375% Series C Exchange Senior Notes due 2008 (New Notes). The New Notes and the Old Notes are sometimes referred to herein collectively as the Notes or the Senior Notes. The forms and terms of the New Notes will be the same as the forms and terms of the related Old Notes except that the New Notes will be registered under the Securities Act of 1933, as amended (Securities Act), and hence (except for any legend required by The Depository Trust Company), will not bear legends restricting the transfer thereof. The New Notes will be entitled to the benefits of the indenture governing the Old Notes.

          The New Notes will be unsecured obligations of the Company. Interest on the New Notes will be payable semi-annually on January 1 and July 1 of each year. The New Notes of each series will not be redeemable prior to Maturity. See DESCRIPTION OF THE NEW NOTES.

          The Company will accept for exchange any and all Old Notes which are properly tendered to The Bank of New York, as Exchange Agent, in the Exchange Offer prior to 5:00 p.m., New York City time, on May 13, 1998 (if and as extended, the Expiration Date). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. Old Notes may be tendered only in denominations of $5,000 and integral multiples of $1,000 in excess thereof.

          THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
      NEW YORK CITY TIME ON MAY 13, 1998, UNLESS THE EXCHANGE OFFER IS EXTENDED.

          Based on existing interpretations of the Securities Act by the staff of the Commission's Division of Corporation Finance (Staff) set forth in several no-action letters to third parties, and subject to the immediately following sentence, the Company believes that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by the Holders thereof (other than Holders who are broker-dealers) without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any purchaser of Old Notes (i) who is an affiliate of the Company or (ii) who intends to participate in the Exchange Offer for the purpose of distributing New Notes, or any broker-dealer who purchased Old Notes to resell pursuant to Rule 144A or any other available exemption under the Securities Act (i) will not be able to rely on the interpretation of the Staff set forth in the above-mentioned no-action letters, (ii) will not be entitled to tender its Old Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Old Notes unless such sale or transfer is made pursuant to any exemption from such requirements. The Company does not intend to seek its own no-action letter, and there can be no assurance that the Staff would make a similar determination with respect to the New Notes as it has in such no-action letters to other parties. See "THE EXCHANGE OFFER."

          The Company believes that none of the Holders of the Old Notes is an affiliate (as such term is defined in Rule 405 under the Securities Act) of the Company.




                                             (cover continued on following page)

          The Company will not receive any proceeds from the Exchange Offer. The Company has agreed to bear the expenses of the Exchange Offer. No underwriter is being used in connection with the Exchange Offer.



       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
                       AND EXCHANGE COMMISSION OR BY ANY STATE
                   SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                     EXCHANGE COMMISSION OR ANY STATE SECURITIES
                       COMMISSION PASSED UPON  THE ACCURACY OR
                          ADEQUACY OF THIS PROSPECTUS. ANY
                           REPRESENTATION TO THE CONTRARY
                                IS A CRIMINAL OFFENSE.



                     -------------------------------------------



                    The date of this Prospectus is April 9, 1998.

                                  TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----

     AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . .   3

     DOCUMENTS INCORPORATED BY REFERENCE . . . . . . . . . . . . . . . .   3

     SUMMARY INFORMATION . . . . . . . . . . . . . . . . . . . . . . . .   5

     SUMMARY FINANCIAL INFORMATION . . . . . . . . . . . . . . . . . . .   9

     THE COMPANY AND ITS SUBSIDIARIES  . . . . . . . . . . . . . . . . .  10

     THE EXCHANGE OFFER  . . . . . . . . . . . . . . . . . . . . . . . .  11

     USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . .  18

     DESCRIPTION OF THE NEW NOTES  . . . . . . . . . . . . . . . . . . .  19

     CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES . . . . . . .  31

     PLAN OF DISTRIBUTION  . . . . . . . . . . . . . . . . . . . . . . .  32

     EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

     LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

          NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS OR AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.


                                AVAILABLE INFORMATION

               On August 5, 1997, the Company became a holding company which owns all of the outstanding common stock of Texas Energy Industries, Inc. (formerly Texas Utilities Company) (TEI) (Commission File No. 1-3591) and ENSERCH Corporation (ENSERCH) (Commission File No. 1-3183). The Company is, and TEI and ENSERCH have been, subject to the informational requirements of the Securities and Exchange Act of 1934, as amended (Exchange Act), and in accordance therewith the Company files, and its predecessors have filed, reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company and its predecessors can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains a World Wide Web site (http://www.sec.gov) that contains reports and other information filed by the Company, TEI and ENSERCH. The Common Stock of the Company is listed on the New York, Chicago and Pacific stock exchanges, where reports, proxy statements and other information concerning the Company and TEI may be inspected. Reports, proxy statements and other information concerning ENSERCH may be inspected at the New York and Chicago stock exchanges.


                         DOCUMENTS INCORPORATED BY REFERENCE

          The following documents, previously filed with the Commission (Commission File No. 1-12833), pursuant to the Exchange Act, are incorporated herein by reference:

          1. The Company's Annual Report on Form 10-K for the year ended December 31, 1997 (1997 10-K).

          2. The Company's Current Reports on Form 8-K dated February 26 and March 13, 1998.

          All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering hereunder shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents; provided, however, that the documents enumerated above or subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing with the Commission of the Company's most recent Annual Report on Form 10-K shall not be incorporated by reference in this Prospectus or be a part hereof from and after the filing of such Annual Report on Form 10-K. The documents which are incorporated by reference in this Prospectus are sometimes hereinafter referred to as the "Incorporated Documents."

          Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          THE COMPANY HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER OF NEW NOTES, TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY AND ALL OF THE INCORPORATED DOCUMENTS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS) AND THE INDENTURE AND OFFICER'S CERTIFICATE, EACH AS DESCRIBED HEREIN. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO: SECRETARY, TEXAS UTILITIES COMPANY, ENERGY PLAZA, 1601 BRYAN STREET, DALLAS, TEXAS 75201; TELEPHONE NUMBER (214) 812-4600.

                                 SUMMARY INFORMATION

          The following summary information is qualified in its entirety by the information contained elsewhere in this Prospectus and in the Incorporated Documents.

                                     THE COMPANY

          The Company is a holding company which owns all of the outstanding common stock of TEI and ENSERCH. TEI is a holding company whose largest subsidiary is Texas Utilities Electric Company (TU Electric). TU Electric is an electric utility engaged in the generation, purchase, transmission, distribution and sale of electric energy in the north central, eastern and western parts of Texas. ENSERCH is an integrated company focused on natural gas. ENSERCH operates primarily in the north central and eastern parts of Texas. Its major business segments are natural gas pipeline, processing, marketing and distribution. In November 1997, the Company acquired Lufkin-Conroe Communications Co. (LCC), a privately held, independent local exchange telephone company, which subsequently became a subsidiary of TEI. In addition, a subsidiary of the Company has made a tender offer for all of the outstanding shares of The Energy Group PLC
     (TEG), a diversified international energy group, and currently holds 21.96% of such shares. See THE COMPANY AND ITS SUBSIDIARIES.


                         THE PRIVATE OFFERING

     OLD NOTES . . . . The  Company issued  and sold $200,000,000 principal amount  of its  6.375% Series  C
                       Senior Notes  due 2008 to Salomon Brothers
                       Inc,  Goldman,  Sachs  &  Co.  and  Lehman
                       Brothers  Inc.  (Initial Purchasers)  in a
                       transaction exempt  from the  registration
                       requirements   of   the   Securities   Act
                       (Private   Offering).       The    Initial
                       Purchasers sold the Old Notes to certain qualified institutional buyers pursuant to Rule 144A under the Securities Act.

     USE OF PROCEEDS . The    Company    received   approximately
                       $198,000,000  in  net  proceeds  from  the
                       Private    Offering,    after    deducting
                       discounts  to  the Initial  Purchasers and
                       expenses  of the  Private Offering.    The
                       Company   used   the  net   proceeds   for
                       investment   in   the  common   stocks  of
                       subsidiaries  and   for  other   corporate
                       purposes.   The Company  will not  receive
                       any proceeds from the Exchange Offer.

                          THE EXCHANGE OFFER


     THE NOTE EXCHANGE
     OFFER . . . . . . The Company  is offering  to exchange  New
                       Notes in principal amounts  of $5,000  and
                       integral  multiples  of $1,000  in  excess
                       thereof  for  equal principal  amounts  of
                       Old Notes that are  properly tendered  and
                       accepted.   The Company will issue the New
                       Notes on  or promptly after the Expiration
                       Date.    There is  $200,000,000  aggregate
                       principal    amount    of    Old     Notes
                       outstanding.  See THE EXCHANGE OFFER.

     RESALE OF NEW     Based  on existing  interpretations of the
     NOTES . . . . . . Securities  Act   by  the  staff  of   the
                       Commission's   Division   of   Corporation
                       Finance (Staff) set forth  in several  no-
                       action   letters  to  third  parties,  and
                       subject  to   the  immediately   following
                       sentence,  the  Company believes  that the
                       New Notes issued pursuant to the  Exchange
                       Offer may  be offered  for resale,  resold
                       and  otherwise transferred  by the Holders
                       thereof   (other  than   Holders  who  are
                       broker-dealers)      without       further
                       compliance  with   the  registration   and
                       prospectus  delivery  provisions  of   the
                       Securities  Act.   However,  any purchaser
                       of Old  Notes (i) who is  an affiliate  of
                       the   Company   or  (ii) who   intends  to
                       participate in  the Exchange Offer for the
                       purpose of distributing New  Notes, or any
                       broker-dealer  who purchased  Old Notes to
                       resell pursuant to Rule 144A or  any other
                       available exemption  under the  Securities
                       Act (i)  will not be able  to rely on  the
                       interpretation of  the Staff  set forth in
                       the   above-mentioned  no-action  letters,
                       (ii) will not  be entitled  to tender  its
                       Old  Notes in the Exchange Offer and (iii)
                       must  comply  with  the  registration  and
                       prospectus  delivery requirements  of  the
                       Securities  Act  in  connection  with  any
                       sale or transfer of  the Old Notes  unless
                       such sale or transfer is made pursuant  to
                       any  exemption  from  such   requirements.
                       The Company does not intend to seek its own no-action letter, and there can be no assurance that the Staff would make a similar determination with respect to the New Notes as it has in such no-action letters to other parties.

                       Each  Holder  of  Old  Notes  (other  than
                       certain  specified Holders) that wishes to
                       exchange  Old Notes  for New  Notes in the
                       Exchange   Offer   will  be   required  to
                       represent that (i)  it is not an affiliate
                       of the Company, (ii)  the New Notes  to be
                       received  by  it  were  acquired  in   the
                       ordinary course  of its business and (iii)
                       at the time  of the Exchange Offer, it has
                       no   arrangement   with  any   person   to
                       participate in the distribution (within the meaning of the Securities Act) of the New Notes. In addition, in connection with any resales of New Notes, any broker-dealer (Participating Broker-Dealer) that acquired
                       Old Notes for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The
                       Staff has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to New
                       Notes (other than resale of an unsold
                       allotment from the original sale of Old Notes) with the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such New Notes.

     EXPIRATION DATE . The  Exchange Offer  will  expire  at 5:00
                       p.m., New York  City time, on May 13, 1998
                       unless extended,  in which  case the  term
                       "Expiration  Date"  shall mean  the latest
                       date and time to  which the Exchange Offer
                       is  extended.  The Company will accept for
                       exchange any and  all Old Notes which  are
                       properly  tendered  in the  Exchange Offer
                       prior to  5:00 p.m., New  York City  time,
                       on the  Expiration Date.    The New  Notes
                       issued pursuant to the Exchange Offer will be delivered on or promptly after the Expiration Date.

     PROCEDURES FOR
     TENDERING OLD     Each  Holder   of  Old  Notes  wishing  to
     NOTES . . . . . . participate  in  the Exchange  Offer  must complete,  sign  and date  the  Letter  of
                       Transmittal,  or  a facsimile  thereof, in
                       accordance     with    the    instructions
                       contained herein and therein, and mail  or
                       otherwise   deliver    such   Letter    of
                       Transmittal, or  such facsimile,  together
                       with   such   Old  Notes   (if   held   in
                       certificated  form) and any other required
                       documentation to The Bank  of New York, as
                       exchange   agent   for  the   Notes   (the
                       Exchange Agent).   By executing the Letter
                       of   Transmittal,    each   Holder    will
                       represent   to  the  Company  that,  among
                       other   things,  the  New  Notes  acquired
                       pursuant to the Exchange  Offer are  being
                       obtained   in   the  ordinary   course  of
                       business of  the person receiving such New
                       Notes, that such person will not and has no arrangement or understanding with any person to participate in the distribution of such New Notes, and that neither the Holder nor any such other person is an "affiliate," as defined in Rule 405 under the Securities Act, of the Company.

     SPECIAL
     PROCEDURES FOR Any beneficial owner whose interests in BENEFICIAL OWNERS the Old Notes are registered in the name of  a  broker,  dealer,  commercial  bank,
                       trust   company,    nominee,   or    other
                       securities  intermediary and who wishes to
                       tender such  Old  Notes  in  the  Exchange
                       Offer  should   contact  such   securities
                       intermediary  promptly and  instruct  such
                       securities  intermediary to tender on such
                       beneficial   owner's   behalf.      If   a
                       beneficial owner  whose Old  Notes are  in
                       certificated  form  wishes  to  tender  on
                       such owner's own behalf, such owner  must,
                       prior  to  completing  and  executing  the
                       Letter  of Transmittal  and delivering its
                       Old   Notes,   either   make   appropriate
                       arrangements  to register ownership of the
                       Old  Notes in such owner's  name or obtain
                       a  properly completed  assignment from the
                       registered   Holder.     The  transfer  of
                       registered      ownership     may     take
                       considerable   time   and  might   not  be
                       completed prior to the Expiration Date.

     GUARANTEED
     DELIVERY          Holders of  Old Notes  who wish to  tender
     PROCEDURES  . . . their Old  Notes and whose  Old Notes  are not  immediately  available or  who cannot
                       deliver their Old  Notes or the Letter  of
                       Transmittal  to  the Exchange  Agent prior
                       to the Expiration Date,  must tender their
                       Old  Notes  according  to  the  guaranteed
                       delivery   procedures  set  forth  in  THE
                       EXCHANGE OFFER--"Procedures for Tendering."

     WITHDRAWAL RIGHTS Tenders of Old Notes  may be withdrawn  at any  time  prior to  5:00  p.m., New  York
                       City time, on the Expiration Date.

     EXCHANGE AGENT  . The  Bank  of New  York  is  the  Exchange
                       Agent. Its telephone number  is (212) 815-
                       5942.  The  address of the Exchange  Agent
                       is  set   forth  in  THE  EXCHANGE OFFER--
                       "Exchange Agent."

                             THE NEW NOTES

     NEW NOTES . . . . $200,000,000  principal   amount  of   the
                       Company's  6.375% Series C Exchange Senior
                       Notes due 2008.

     MATURITY  . . . . The New  Notes will mature  on January  1,
                       2008.

     INTEREST ACCRUAL  Interest on  the  New  Notes  will  accrue from the last date on which semi-annual interest was paid on the Old Notes or, if no interest has been paid on the Old Notes, from January 13, 1998.

     INTEREST PAYMENT  January  1  and   July  1  of  each   year
     DATES . . . . . . (Interest Payment Dates).

     REDEMPTION  . . . The New  Notes may  not be  redeemed prior to Maturity.

     RANKING . . . . . The    New   Notes   will   be   unsecured
                       obligations of  the Company  and, so  long
                       as  they  are  unsecured,  will rank  pari
                       passu    with   all    senior    unsecured
                       indebtedness   of   the  Company.      The
                       Indenture  (as  defined herein)  does  not
                       limit the amount  of debt  the Company  or
                       any   of   its  subsidiaries   may  incur.
                       Because the  Company is  a holding company
                       that  derives  substantially  all  of  its
                       income  from its  operating  subsidiaries,
                       the   New   Notes  will   be   effectively
                       subordinated to debt and preferred stock at the subsidiary level. See DESCRIPTION OF THE NEW NOTES -- "General."

     FORM AND
     DENOMINATION  . . The  New Notes  will  be issued  in  fully registered  form only  in denominations of
                       $5,000   and  in   integral  multiples  of
                       $1,000 in excess thereof.

     DTC ELIGIBILITY . The  New Notes  will be  represented by  a
                       Global Certificate deposited with, or on behalf of, The Depository Trust Company
                       (DTC) or its  nominee.  See DESCRIPTION OF
                       THE NEW NOTES -- "Book-Entry."

     SAME DAY          It  is expected  that beneficial interests
     SETTLEMENT  . . . in  the  New Notes  will  trade  in  DTC's
                       Same-Day  Funds  Settlement  System  until
                       maturity.    Therefore,  secondary  market
                       trading  activity  in such  interests will
                       be   settled  in   immediately   available
                       funds.

     LIMITATION ON     The Company  may not grant  a lien on  the
     LIENS . . . . . . capital stock of any  of its  subsidiaries to secure indebtedness of the Company without similarly securing the New Notes, with certain exceptions. See DESCRIPTION
                       OF THE NEW NOTES -- "Limitation on Liens."

     ASSIGNMENT OF The Company may assign all its OBLIGATIONS . . . obligations with respect to the New Notes
                       to   a   wholly-owned   subsidiary   which
                       assumes such obligations. At the time of any such assignment, the Company will fully and unconditionally guarantee the payment as and when due of the principal of, premium, if any, and interest on, such New Notes. See DESCRIPTION OF THE
                       NEW NOTES -- "Assignment of Obligations."

     EFFECT OF NOT     Any Old Note not  tendered in the Exchange
     TENDERING . . . . Offer   will   remain   outstanding    and
                       continue to accrue interest, but will not retain any rights under the Registration
                       Rights Agreement (except in the case of the Initial Purchasers and Participating
                       Broker-Dealers as provided therein).

     TRUSTEE,
     REGISTRAR AND
     PAYING AGENT  . . The Bank of New York

                            SUMMARY FINANCIAL INFORMATION
                (THOUSANDS OF DOLLARS, EXCEPT RATIOS AND PERCENTAGES)

          The following material, which is presented herein solely to furnish limited introductory information, is qualified in its entirety by, and should be considered in conjunction with, the other information appearing in this Prospectus, including the Incorporated Documents. For financial reporting purposes, the Company is treated as the successor to TEI. References to the Company that relate to periods prior to August 5, 1997, shall be deemed to be references to TEI. Since the acquisitions of ENSERCH, LCC and Eastern Energy Ltd., an Australian subsidiary acquired in 1995, were purchase business combinations, no financial information for those companies is included for periods prior to their dates of acquisition.


                                                 TWELVE MONTHS ENDED
                                       ---------------------------------------
                                                      DECEMBER 31,
                                       ---------------------------------------
                                          1993            1994         1995
                                       ----------      ----------   ----------
      Income statement data:

        Operating Revenues  . . .      $5,434,512      $5,663,543   $5,638,688
        Net Income (Loss) (a) . .      $  368,660      $  542,799   $ (138,645)
        Ratio of Earnings to
         Fixed Charges (a)  . . .            1.89            2.29         0.84



                                           TWELVE MONTHS ENDED
                                         ------------------------
                                               DECEMBER 31,
                                         ------------------------
                                            1996          1997
                                         ----------    ----------
      Income statement data:

        Operating Revenues  . . . . . .  $6,550,928    $7,945,608
        Net Income (Loss) (a) . . . . .  $  753,606    $  660,454
        Ratio of Earnings to
         Fixed Charges (a)  . . . . . .       2.39         2.25




                                                          OUTSTANDING AT
                                                        DECEMBER 31, 1997
                                                        -----------------
      Capitalization:

        Long-term Debt,
           less amounts due currently . . . . . . . .    $  8,759,379
        Preferred Stock:
          Not subject to mandatory redemption . . . .         304,194
          Subject to mandatory redemption . . . . . .          20,600
                                                           ----------
             Total Preferred Stock  . . . . . . . . .         324,794
      TU Electric Obligated Mandatorily Redeemable
          Preferred Securities of Trusts Holding
          Solely Debentures of TU Electric (c)  . . .         875,146
      Common Stock Equity . . . . . . . . . . . . . .       6,843,062
                                                          -----------
        Total Capitalization  . . . . . . . . . . . .     $16,802,381
                                                          ===========




                                                          ADJUSTED(B)
                                                ----------------------------
                                                   Amount          Percent
                                                -----------       ----------
      Capitalization:

        Long-term Debt,
           less amounts due currently . . . .   $ 9,118,629           53.6%
        Preferred Stock:
          Not subject to mandatory redemption       190,056
          Subject to mandatory redemption . .        20,600
                                                -----------
             Total Preferred Stock  . . . . .       210,656            1.2
      TU Electric Obligated Mandatorily
          Redeemable Preferred Securities
          of Trusts Holding Solely
          Debentures of TU Electric (c) . . .       827,772            4.9
      Common Stock Equity . . . . . . . . . .     6,843,062           40.3
                                                -----------          ------
        Total Capitalization  . . . . . . . .   $17,000,119          100.0%
                                                ===========          ======


     (a) The twelve-month period ended December 31, 1993 was affected by the recording of regulatory disallowances in TU Electric's Docket 11735. The twelve-month period ended December 31, 1995 was affected by the impairment of several nonperforming assets, including TU Electric's partially completed Twin Oak and Forest Grove lignite-fueled facilities and the New Mexico coal reserves of a subsidiary, as well as several minor assets. Such impairment, on an after-tax basis, amounted to $802 million. The twelve months ended December 31, 1997 include a one time base revenue refund of $80 million as a result of a settlement with the Public Utility Commission of Texas (PUC) and a fuel disallowance charge of $80 million as a result of a fuel reconciliation proceeding before the PUC. (See the 1997 10-K.)
     (b) To give effect to (1) the issuance by the Company in January 1998 of the Old Notes, (2) the issuance by ENSERCH in January 1998 of $250,000,000 aggregate principal amount of its 6-1/4% Series A Notes and Remarketed Reset Notes, (3) the redemption by TU Electric in January 1998 of $14,138,000 liquidation amount of its $8.20 cumulative preferred stock, (4) the redemption by TU Electric Capital II in January 1998 of $47,374,000 liquidation amount of its 9.00% preferred trust securities and (5) the redemption by ENSERCH in January 1998 of $100,000,000 liquidation value of its Series E Preferred Stock and in March 1998 of $90,750,000 aggregate principal amount of its 6-3/8% convertible subordinated debentures. Adjusted amounts do not reflect any possible future (i) sales from time to time by the Company of up to approximately 14,154,372 shares of its common stock pursuant to the Company's Direct Stock Purchase and Dividend Reimbursement Plan and certain employe benefit plans and exchange by the Company of up to 41,368,470 shares of its common stock for shares of TEG in connection with the Company's offer to purchase TEG shares, (ii) sales by TU Electric of up to an additional $498,850,000 principal amount of its Senior Debt and $25,000,000 of its cumulative preferred stock and
          (iii) sales by ENSERCH and ENSERCH Capital I of up to $250,000,000 aggregate principal amount of securities, for each of which registration statements are effective pursuant to Rule 415 under the Securities Act.
     (c) The sole assets of such trusts consist of junior subordinated debentures of TU Electric in principal amounts, and having other payment terms, corresponding to the securities issued by such trusts.

                           THE COMPANY AND ITS SUBSIDIARIES

          The Company is a Texas corporation organized in 1996 for the purpose of becoming the holding company for TEI, formerly Texas Utilities Company, and ENSERCH upon the mergers of TEI and ENSERCH with wholly owned subsidiaries of the Company (Mergers).

          TEI, a Texas corporation, is a holding company whose principal subsidiary, TU Electric, is an operating public utility company engaged in the generation, purchase, transmission, distribution and sale of electric energy in the north central, eastern and western portions of Texas, an area with a population estimated at 6,020,000. TU Electric's operating revenues and consolidated net income available for common stock for the twelve months ended December 31, 1997 were $6,135,417,000 and $745,024,000, respectively. TU Electric's total capitalization at December 31, 1997 was $12,798,832. Two other subsidiaries of TEI are engaged directly or indirectly in electric utility operations: (i) Southwestern Electric Service Company, which is engaged in the purchase, transmission, distribution and sale of electric energy in ten counties in the eastern and central parts of Texas, with a population estimated at 126,900 and (ii) Texas Utilities Australia Pty. Ltd. (TU Australia), which in 1995 acquired the common stock of Eastern Energy Limited, a company engaged in the purchase, distribution, marketing and sale of electric energy to approximately 489,000 customers in the Melbourne area of Australia.
     Neither Southwestern Electric Service Company nor Eastern Energy Limited generates any electricity. In November 1997, the Company consummated the acquisition of LCC, a privately held, independent local exchange telephone company, which subsequently became a subsidiary of TEI. LCC has sixteen exchanges that serve approximately 100,000 access lines in the Alto, Conroe and Lufkin areas of southeast Texas and also provides access services to a number of interexchange carriers who provide long distance services. TEI also has other wholly owned subsidiaries which perform specialized functions within the Texas Utilities Company system.

          ENSERCH, a Texas corporation, is an integrated company focused on natural gas. ENSERCH operates primarily in the north central and eastern parts of Texas. Its major business operations are natural gas pipeline, processing, marketing and distribution. Through these business operations, ENSERCH is engaged in owning and operating interconnected natural gas transmission lines, underground storage reservoirs, compressor stations and related properties in Texas; gathering and processing natural gas to remove impurities and extract liquid hydrocarbons for sale, and the wholesale and retail marketing of natural gas in several areas of the United States, and owning and operating approximately 550 local gas utility distribution systems in Texas.

          In January 1998, the Company announced that it had approached TEG, a diversified international energy group, in connection with its possible interest in acquiring TEG. TEG is the holding company for Eastern Electricity PLC, which is one of the largest regional electric companies in the United Kingdom (U.K.), one of the largest U.K. generators of electricity and one of the largest U.K. suppliers of natural gas. On March 2, 1998, the Company announced through its wholly owned subsidiary, TU Acquisitions PLC (TU Acquisitions), an offer to holders of TEG securities to acquire 100% of TEG's ordinary shares, including the ordinary shares evidenced by American Depository Receipts, which was increased on March 3, 1998, to an offer of L8.40 per share. Alternatively, up to 20% of the TEG shares may be exchanged for Company common stock with a value of approximately L8.65 per TEG share. There is currently a competing offer for TEG shares of L8.20 per share. The offer by the Company is subject to certain conditions and to certain regulatory consents and confirmations which the Company anticipates will be satisfactorily resolved within the normal timetable for an offer in the U.K. As of April 8, 1998, the Company had acquired 21.96% of TEG's shares in the U.K. market. The TEG businesses to be acquired by the Company (which exclude TEG's Peabody Coal and Citizens Power businesses, which are to be sold by TEG to an unaffiliated party in connection with the Company's offer) had assets of approximately $10.3 billion at September 30, 1997 and $5.2 billion of revenues for the twelve months ended on that date. Such businesses had debt outstanding at September 30, 1997 of approximately $3.8 billion. The estimated purchase price for the TEG shares is approximately $7.3 billion. The Company and TU Acquisitions and other intermediate U.K. holding companies have entered into credit facilities with banking institutions in the United States

     (U.S.) and the U.K., respectively, which will provide committed financing sufficient to purchase the outstanding TEG shares and pay related expenses.

          In February 1998, TU Australia agreed to make an offer of approximately $138 million for all outstanding shares of Allgas Energy Limited (Allgas), a publicly held gas distribution company in Queensland, Australia. The offer, which was increased to approximately $145 million on April 8, 1998, is subject to acceptance by holders of at least 51% of Allgas outstanding shares and the waiver by the Queensland government of the current 12.5% limit on individual share holdings in Allgas. The offer will be funded by TU Australia's cash flows and bank lines.

          The principal executive offices of the Company are located at 1601 Bryan Street, Dallas, Texas 75201-3411; the telephone number is (214) 812-4600.


                                  THE EXCHANGE OFFER

     PURPOSE AND EFFECT OF THE EXCHANGE OFFER

          The Company issued and sold the Old Notes on January 13, 1998 to the Initial Purchasers in a Private Offering pursuant to a Purchase Agreement, dated January 8, 1998 (Purchase Agreement). The Initial Purchasers subsequently sold the Old Notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act (QIB's).

          Pursuant to the Purchase Agreement, the Company and the Initial Purchasers entered into a Registration Rights Agreement, dated January 13, 1998, with respect to the Old Notes (Registration Rights Agreement). Pursuant to the Registration Rights Agreement, the Company agreed to use its reasonable best efforts to consummate the Exchange Offer within 30 days after this Prospectus is mailed to the Holders. The Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, and the description herein of the terms of the Registration Rights Agreement is qualified in its entirety by reference thereto. The Registration Statement of which this Prospectus is a part is intended to satisfy the Company's obligations with respect to the registration of the Old Notes in accordance with the terms of the Registration Rights Agreement.

          Based on existing interpretations of the Securities Act by the staff of the Commission's Division of Corporation Finance (Staff) set forth in several no-action letters to third parties, and subject to the immediately following sentence, the Company believes that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by the Holders thereof (other than Holders who are broker-dealers) without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any purchaser of Old Notes (i) who is an affiliate of the Company or (ii) who intends to participate in the Exchange Offer for the purpose of distributing New Notes, or any broker-dealer who purchased Old Notes to resell pursuant to Rule 144A or any other available exemption under the Securities Act (i) will not be able to rely on the interpretation of the Staff set forth in the above-mentioned no-action letters, (ii) will not be entitled to tender its Old Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Old Notes unless such sale or transfer is made pursuant to any exemption from such requirements. The Company does not intend to seek its own no-action letter, and there can be no assurance that the Staff would make a similar determination with respect to the New Notes as it has in such no-action letters to other parties.

          Each Holder of Old Notes (other than certain specified Holders) that wishes to exchange Old Notes for New Notes in the Exchange Offer will be required to represent that (i) it is not an affiliate of the Company, (ii) the New Notes to be received by it were acquired in the ordinary course of its business and (iii) at the time of the Exchange Offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the New Notes. In addition, in connection with any resales of New Notes, any broker-dealer (Participating Broker-Dealer) that acquired Old Notes for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The Staff has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to New Notes (other than resale of an unsold allotment from the original sale of Old Notes) with the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such New Notes.

     TERMS OF THE EXCHANGE OFFER

          Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue New Notes in principal amounts equal to $5,000 and integral multiples of $1,000 in excess thereof in exchange for equal principal amounts of outstanding Old Notes surrendered pursuant to the Exchange Offer. Old Notes may be tendered only in denominations of $5,000 and integral multiples of $1,000 in excess thereof.

          The form and terms of the New Notes will be the same as the form and terms of the Old Notes except that the New Notes will be registered under the Securities Act and hence will not bear legends restricting the transfer thereof. The New Notes will evidence the same debt as the Old Notes. The New Notes will be issued under and entitled to the benefits of the Indenture pursuant to which the Old Notes were issued.

          As of the date of this Prospectus, there was outstanding $200,000,000 aggregate principal amount of Old Notes. This Prospectus, together with the Letter of Transmittal, is being sent to all registered Holders of the Old Notes.

          The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Exchange Act, and the rules and regulations of the Commission thereunder. Old Notes that are not tendered for exchange in the Exchange Offer will remain outstanding and will be entitled to the rights and benefits such Holders have under the Indenture.

          The Company shall be deemed to have accepted properly tendered Old Notes when, as and if the Company shall have given oral or written notice thereof to the exchange agent for the Exchange Offer (Exchange Agent). The Exchange Agent will act as agent for the tendering Holders for the purposes of receiving the New Notes from the Company.

          If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering registered Holder thereof as promptly as practicable after the Expiration Date.

          Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "Fees and Expenses."

     EXPIRATION DATE; EXTENSIONS; AMENDMENTS

          The term "Expiration Date," shall mean 5:00 p.m., New York City time on May 13, 1998, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

          In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered Holders an announcement thereof prior to 9:00 a.m., New York City time, on the next business day after the then Expiration Date.

          The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "Conditions" shall not have been satisfied by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner consistent with the Registration Rights Agreements. Any such delay in acceptances, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered Holders. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered Holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered Holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

          Without limiting the manner in which the Company may choose to make a public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

          Upon satisfaction or waiver of all the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Old Notes properly tendered and will issue the New Notes promptly after acceptance of the Old Notes. See "Conditions." For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if the Company shall have given oral or written notice thereof to the Exchange Agent.

          In all cases, issuance of the New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of a properly completed and duly executed Letter of Transmittal and all other required documents; provided, however, that the Company reserves the absolute right to waive any defects or irregularities in the tender or conditions of the Exchange Offer. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the Holder desires to exchange, then such unaccepted or non-exchanged Old Notes evidencing the unaccepted portion, as appropriate, will be returned without expense to the tendering registered Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

     CONDITIONS

          Notwithstanding any other term of the Exchange Offer, the Company will not be required to exchange any New Notes for any Old Notes and may terminate the Exchange Offer before the acceptance of any Old Notes for exchange, if:

               (i) the Exchange Offer violates any applicable law or interpretation of the staff of the Commission;

               (ii) any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the reasonable judgment of the Company, would or might impair the ability of the Company to proceed with the Exchange Offer;

              (iii) here has been any material change, or development involving a prospective change, in the business or financial affairs of the Company or any of its subsidiaries which, in the reasonable judgment of the Company, would materially impair the Company's ability to consummate the Exchange Offer or have a material adverse effect on the Company if the Exchange Offer is consummated;

               (iv) there has been proposed, adopted, or enacted any law, statute, rule or regulation which, in the reasonable judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or have a material adverse effect on the Company if the Exchange Offer is consummated; or

               (v) all governmental approvals which the Company shall reasonably deem necessary for the consummation of the Exchange Offer as contemplated shall not have been obtained.

          If the Company determines in its sole discretion that any of these circumstances exist, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering Holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of Holders who tendered such Old Notes to withdraw their tendered Old Notes or (iii) waive any unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the Holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the Holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

     PROCEDURES FOR TENDERING

          To tender Old Notes in the Exchange Offer, a Holder must complete, sign and date the Letter of Transmittal, or facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent prior to the Expiration Date. In addition, either (i) a timely confirmation of book-entry transfer (Book-Entry Confirmation) of such Old Notes into the Exchange Agent's account at DTC (Book-Entry Transfer Facility) pursuant to the procedure for book-entry transfer described below must be received by the Exchange Agent prior to the Expiration Date, or (ii) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (iii) the Holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth below under "Exchange Agent" prior to the Expiration Date.

          A tender by a Holder which is not withdrawn prior to the Expiration Date will constitute an agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

          THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS,

     DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

          Any beneficial owner whose interests in the Old Notes are registered in the name of a broker, dealer, commercial bank, trust company, nominee or other securities intermediary and who wishes to tender should contact such securities intermediary promptly and instruct such securities intermediary to tender on such beneficial owner's behalf. If any such beneficial owner whose Old Notes are in certificated form wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed assignment from the Holder.
     The transfer of ownership may take considerable time and might not be completed prior to the Expiration Date.

          Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Old Notes tendered pursuant thereto are tendered (i) by a Holder who has not completed the box entitled "Special Payment Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined below). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantor must be a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (Eligible Institution).

          If the Letter of Transmittal is signed by a person other than the Holder of any Old Notes in certificated form listed therein, such Old Notes must be endorsed or accompanied by a properly completed assignment signed by such Holder as such Holder's name appears on such Old Notes.

          If the Letter of Transmittal or any Old Notes or assignment are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

          All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Notes and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify registered Holders of defects or irregularities with respect to tenders of Old Notes, none of the Company, the Exchange Agent or any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent as the case may be, to the tendering registered Holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

          In addition, the Company reserves the right in its sole discretion to purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date or, as set forth above under "Conditions," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

          By tendering, each Holder will represent to the Company that, among other things, (i) the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving beneficial ownership of such New Notes, whether or not such person is the Holder, (ii) neither the Holder nor any such other person is engaging in or intends to engage in a distribution of such New Notes (iii) neither the Holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes, and (iv) neither the Holder nor any such other person is an "affiliate," as defined in Rule 405 of the Securities Act, of the Company.

          In all cases, issuance of New Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the Holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering Holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such non-exchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

     BOOK-ENTRY TRANSFER

          The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with. As of the date of this Prospectus, all of the outstanding Old Notes are in book-entry form.

     GUARANTEED DELIVERY PROCEDURES

          Holders of Old Notes in certificated form who wish to tender their Old Notes and (i) whose Old Notes are not immediately available or (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

               (a)  The tender is made through an Eligible Institution;

               (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed notice (Notice of Guaranteed Delivery), by facsimile transmission, mail or hand delivery, setting forth the name and address of the Holder, the certificate number(s) of such Old Notes and the principal amount of Old Notes tendered stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Old Notes and any other documents required by the Letter of

          Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

               (c) Such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Old Notes in proper form for transfer and other documents required by the Letter of Transmittal are received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date.

          Upon request to the Exchange Agent a Notice of Guaranteed Delivery will be sent to Holders of Old Notes in certificated form who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

     WITHDRAWAL OF TENDERS

          Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

          To withdraw a tender of Old Notes in the Exchange Offer, a Holder must send to the Exchange Agent, prior to 5:00 p.m., New York City time on the Expiration Date, a telegram, facsimile transmission or letter setting forth
     (i) the name of such Holder, (ii) the principal amount of Old Notes delivered for exchange and (iii) a statement that such Holder is withdrawing such Old Notes for exchange. Any such notice of withdrawal must be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees). If the Holder tenders Old Notes in certificated form, such notice must also (i) specify the name of the person having deposited such Old Notes delivered for exchange and (ii) identify the Old Notes to be withdrawn (including the certificate number). All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for payment will be returned to the registered Holder thereof without cost to such Holder as soon as practicable after withdrawal. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "Procedures for Tendering" at any time prior to the Expiration Date.

     EXCHANGE AGENT

          The Bank of New York has been appointed as Exchange Agent of the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery with respect to the exchange of the Old Notes should be directed to the Exchange Agent addressed as follows:

      By Registered Mail or Certified     By Overnight Courier:
      Mail:

      The Bank of New York                The Bank of New York
      101 Barclay Street, 7E              101 Barclay Street
      New York, New York 10286            Corporate Trust Services
      Attention: Reorganization Section,  Window
      Theresa Gass                        Ground Level
                                          Attention: Reorganization Section,
                                          Theresa Gass

      By Telephone:                       By Facsimile:

      (212) 815-5942                      (212) 815-6339

     FEES AND EXPENSES

          The expenses of soliciting tenders will be paid by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopier, telephone or in person by officers and regular employees of the Company and its affiliates.

          The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers-dealers or others soliciting acceptances of the Exchange Offer. The Company will pay the Exchange Agent reasonable and customary fees for their services and will reimburse them for their reasonable out-of-pocket expenses in connection therewith.

          The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately $350,000. Such expenses include registration fees, fees and expenses of the Exchange Agent, accounting and legal fees and printing costs, among others.

          The Company will pay all transfer taxes, if any, applicable to the exchange of the Old Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the Holder of Old Notes tendered, or if tendered the Old Notes are registered in the name of, any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of the Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

          The Exchange Offer is being effected to satisfy the Company's obligations under the Registration Rights Agreement. The Company will not receive any proceeds from the Exchange Offer. In consideration of issuing the New Notes in the Exchange Offer, the Company will receive an equal principal amount of the Old Notes. Old Notes that are properly tendered in the Exchange Offer and not validly withdrawn will be accepted, cancelled and retired and cannot be reissued.


                                   USE OF PROCEEDS

          The Company will not receive any proceeds from the issuance of the New Notes. The net proceeds of approximately $198,000,000 received by the Company from the sale of the Old Notes has been used to make additional investments in the common stocks of its subsidiary companies to enable such subsidiaries to fund construction programs, redeem their securities or retire them as they mature and to repay short term borrowings incurred for similar purposes.


                             DESCRIPTION OF THE NEW NOTES

     GENERAL
          The New Notes will be issued pursuant to an Indenture (for Unsecured Debt Securities Series C) dated as of January 1, 1998 (Indenture), between the Company and The Bank of New York (Trustee) pursuant to which the Old Notes were issued and an officer's certificate establishing the New Notes (Officer's Certificate).

          The following description of the terms of the New Notes does not purport to be complete and is qualified in its entirety by reference to
     (i) the Indenture and (ii) the Officer's Certificate. Whenever particular provisions or defined terms in the Indenture and Officer's Certificate are referred to under this DESCRIPTION OF NEW NOTES, such provisions or defined terms are incorporated by reference herein.

          The Indenture provides for the issuance of debt securities (including the New Notes), notes or other unsecured evidences of indebtedness by the Company (each a Debt Security) in an unlimited amount from time to time. The New Notes will be unsecured obligations of the Company which, so long as they are unsecured, will rank pari passu in right of payment of principal and interest with all other existing and future senior unsecured obligations of the Company. The Indenture provides that the Company may not grant a lien on the capital stock of any of its subsidiaries to secure debt obligations of the Company without similarly securing the New Notes, with certain exceptions. However, the Indenture does not limit the aggregate amount of indebtedness the Company or its subsidiaries may issue. The Company is a holding company that derives substantially all of its income from its operating subsidiaries. The New Notes therefore will be effectively subordinated to debt and preferred stock at the subsidiary level. The financial statements of the Company and its predecessors included in the Incorporated Documents show the aggregate amount of such subsidiary debt and preferred stock and other debt of the Company as of the date of such statements.

          New Notes will be represented by a Global Certificate, will be issued only in fully registered form and, when issued, will be registered in the name of Cede & Co., as registered owner and as nominee for DTC. DTC will act as securities depository for the New Notes, with certain exceptions. Purchases of beneficial interests in the New Notes will be made in book-entry form. Except as described below, purchasers of such beneficial interests will not receive certificates representing their beneficial interests in the New Notes. See "Book-Entry" below.

          Purchases of New Notes or beneficial interests therein may be made in denominations of $5,000 or any integral multiples of $1,000 in excess thereof.

     PRINCIPAL AMOUNT, INTEREST AND MATURITY

          The New Notes will be issued as a series of Debt Securities under the Indenture. The Officer's Certificate limits the aggregate principal amount of the New Notes to $200,000,000.

          The New Notes will mature on January 1, 2008. The New Notes will bear interest at the rate per annum shown in the title thereof, payable semi-annually in arrears on January 1 and July 1 in each year. The New Notes will bear interest from the date of the most recent Interest Payment Date for the Old Notes to which interest has been paid or duly provided for with respect to such Old Notes, or if no such interest has been paid or duly provided for, from January 13, 1998, but if interest has been paid on or duly provided for with respect to the New Notes, then from the most recent Interest Payment Date to which interest has been paid or duly provided for. Interest will be paid to the persons in whose names New Notes are registered at the close of business on the 15th day of the calendar month next preceding each semi-annual interest payment date. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and for any period shorter than a full month, on the basis of the actual number of days elapsed (Section 310). In the event that any date on which interest is payable on the New Notes is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on the date the payment was originally payable (Section 113).

          Principal and interest payments on the New Notes will be made by the Company to Cede & Co. (as nominee of DTC) so long as Cede & Co. is the registered owner. Disbursement of such payments to the DTC Participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners of the New Notes is the responsibility of DTC Participants and Indirect Participants, all as described below under "Book-Entry Only -The Depositary Trust Company."

     REDEMPTION

          The New Notes will not be redeemable prior to Maturity.

     PAYMENT AND PAYING AGENTS

          Interest on each New Note on each Interest Payment Date will be paid to the Person in whose name such New Note is registered as of the close of business on the Regular Record Date relating to such Interest Payment Date; provided, however, that interest payable at maturity (whether at Stated Maturity, upon redemption or otherwise, hereinafter a Maturity) will be paid to the Person to whom principal is paid. However, if there has been a default in the payment of interest on any New Note, such defaulted interest may be payable to the Person in whose name such New Note is registered as of the close of business on a date selected by the Trustee which is not more than 15 days and not less than 10 days prior to the date proposed by the Company for payment of such defaulted interest or in any other lawful manner not inconsistent with the requirements of any securities exchange on which such New Note may be listed, if the Trustee deems such manner of payment practicable (Indenture, Section 307).

          The principal of and premium, if any, and interest on, the New Notes at Maturity will be payable upon presentation of the New Notes at the corporate trust office of The Bank of New York, in The City of New York, as Paying Agent for the Company. The Company may change the Place of Payment on the New Notes, may appoint one or more additional Paying Agents (including the Company) and may remove any Paying Agent, all at its discretion (Indenture, Section 602).

     REGISTRATION AND TRANSFER

          The transfer of New Notes may be registered, and New Notes may be exchanged for other New Notes of authorized denominations and of like tenor and aggregate principal amount, at the corporate trust office of The Bank of New York in The City of New York, as Security Registrar for the New Notes. The Company may change the place for registration of transfer and exchange of the New Notes and may designate one or more additional places for such registration and exchange, all at its discretion. No service charge will be made for any transfer or exchange of the New Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of the New Notes (Indenture, Section 305).

     DEFEASANCE

          The principal amount of any series of Debt Securities issued under the Indenture will be deemed to have been paid for purposes of the Indenture and the entire indebtedness of the Company in respect thereof will be deemed to have been satisfied and discharged if there will have been irrevocably deposited with the Trustee or any Paying Agent, in trust: (a) money in an amount which will be sufficient, or (b) in the case of a deposit made prior to the maturity of the Debt Securities, Eligible Obligations (as defined below), the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide moneys which, together with the money, if any, deposited with or held by the Trustee, will be sufficient, or (c) a combination of (a) and (b) which will be sufficient, to pay when due the principal of and premium, if any, and interest, if any, due and to become due on the Debt Securities of such series that are Outstanding. For this purpose, Eligible Obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States entitled to the benefit of the full faith and credit thereof and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof and which do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof.

     LIMITATION ON LIENS

          The Indenture provides that, except as otherwise specified with respect to a particular series of Debt Securities, so long as any Debt Securities of any series are Outstanding, the Company will not pledge, mortgage, hypothecate or grant a security interest in, or permit any mortgage, pledge, security interest or other lien upon, any capital stock of any Subsidiary (hereinafter defined) now or hereafter owned by the Company to secure any Indebtedness (hereinafter defined), without making effective provision whereby the Outstanding Debt Securities shall (so long as such other Indebtedness shall be so secured) be equally and ratably secured with any and all such other Indebtedness and any other indebtedness similarly entitled to be equally and ratably secured. This restriction does not apply to, or prevent the creation or existence of, (i) any mortgage, pledge, security interest, lien or encumbrance upon any such capital stock created at the time of the acquisition of such capital stock by the Company or within one year after such time to secure all or a portion of the purchase price for such capital stock; (ii) any mortgage, pledge, security interest, lien or encumbrance upon any such capital stock existing thereon at the time of the acquisition thereof by the Company (whether or not the obligations secured thereby are assumed by the Company); or (iii) any extension, renewal or refunding of any mortgage, pledge, security interest, lien or encumbrance described in (i) or (ii) above on capital stock of any Subsidiary theretofore subject thereto (or substantially the same capital stock) or any portion thereof. In addition, this restriction will not apply to, and there will be excluded in computing secured Indebtedness for the purpose of such restriction, Indebtedness secured by any judgment, levy, execution, attachment or other similar lien arising in connection with court proceedings, provided that either (i) the execution or enforcement of each such lien is effectively stayed within 30 days after entry of the corresponding judgment (or the corresponding judgment has been discharged within such 30 day period) and the claims secured thereby are being contested in good faith by appropriate proceedings timely commenced and diligently prosecuted; (ii) the payment of each such lien is covered in full by insurance and the insurance company has not denied or contested coverage thereof; or (iii) so long as each such lien is adequately bonded, any appropriate legal proceedings that may have been duly initiated for the review of the corresponding judgment, decree or order shall not have been fully terminated or the period within which such proceedings may be initiated shall not have expired (Indenture, Section
     608).

          For purposes of the restriction described in the preceding paragraph, "Indebtedness" means (i) all indebtedness, whether or not represented by bonds, debentures, notes or other securities, created or assumed by the Company for the repayment of money borrowed; (ii) all indebtedness for money borrowed secured by a lien upon property owned by the Company and upon which indebtedness for money borrowed the Company customarily pays interest, although the Company has not assumed or become liable for the payment of such indebtedness for money borrowed; and (iii) all indebtedness of others for money borrowed which is guaranteed as to payment of principal by the Company or in effect guaranteed by the Company through a contingent agreement to purchase such indebtedness for money borrowed, but excluding from this definition any other contingent obligation of the Company in respect of indebtedness for money borrowed or other obligations incurred by others (Indenture, Section 608). "Subsidiary" means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries. For the purposes of this definition, "voting stock" means stock that ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency (Indenture, Section 101).

          Notwithstanding the foregoing, except as otherwise specified in the Officer's Certificate with respect to a particular series of Debt Securities, the Company may, without securing the Debt Securities, pledge, mortgage, hypothecate or grant a security interest in, or permit any mortgage, pledge, security interest or other lien (in addition to liens expressly permitted as described in the second preceding paragraph) upon, capital stock of any Subsidiary now or hereafter owned by the Company to secure any Indebtedness (which would otherwise be subject to the foregoing restriction) in an aggregate amount which, together with all other such Indebtedness, does not exceed 5% of Consolidated Capitalization. For this purpose, "Consolidated Capitalization" means the sum obtained by adding (i) Consolidated Shareholders' Equity, (ii) Consolidated Indebtedness for money borrowed (exclusive of any thereof which is due and payable within one year of the date such sum is determined) and, without duplication, (iii) any preference or preferred stock of the Company or any Consolidated Subsidiary which is subject to mandatory redemption or sinking fund provisions (Indenture, Section 608).

          The term "Consolidated Shareholders' Equity" (as used above) means the total Assets of the Company and its Consolidated Subsidiaries less all liabilities of the Company and its Consolidated Subsidiaries. As used in the foregoing definition, "liabilities" means all obligations which would, in accordance with generally accepted accounting principles in the United States, be classified on a balance sheet as liabilities, including without limitation, (i) indebtedness secured by property of the Company or any of its Consolidated Subsidiaries whether or not the Company or such Consolidated Subsidiary is liable for the payment thereof unless, in the case that the Company or such Consolidated Subsidiary is not so liable, such property has not been included among the Assets of the Company or such Consolidated Subsidiary on such balance sheet, (ii) deferred liabilities and (iii) indebtedness of the Company or any of its Consolidated Subsidiaries that is expressly subordinated in right and priority of payment to other liabilities of the Company or such Consolidated Subsidiary. As used in this definition, "liabilities" includes preference or preferred stock of the Company or any Consolidated Subsidiary only to the extent of any such preference or preferred stock that is subject to mandatory redemption or sinking fund provisions (Indenture, Section 608).

          The term "Consolidated Subsidiary" (as used above) means at any date any Subsidiary the financial statements of which under generally accepted accounting principles would be consolidated with those of the Company in its consolidated financial statements as of such date. The "Assets" of any Person means the whole or any part of its business, property, assets, cash and receivables. The term "Consolidated Indebtedness" means total indebtedness as shown on the consolidated balance sheet of the Company and its Consolidated Subsidiaries (Indenture, Section 608).

          As of December 31, 1997, the Consolidated Capitalization of the Company was $16,802,381,000.

     ASSIGNMENT OF OBLIGATIONS

          The Company may assign its obligations under any series of the Debt Securities, including the New Notes, to a directly or indirectly wholly-owned subsidiary of the Company pursuant to a written assumption of such obligations by such subsidiary, provided that no Event of Default, or event which with the passage of time or the giving of required notice, or both, would become an Event of Default, has occurred and is continuing. As conditions to such assumption, the subsidiary assuming such obligations will be required to deliver to the Trustee and to the Company an assumption agreement and a supplemental indenture satisfactory in form and substance to the Trustee pursuant to which such subsidiary (i) assumes, on a full recourse basis, the Company's obligations on the Debt Securities and the obligations under the Indenture relating to the Debt Securities, and
     (ii) agrees that any covenants made by the Company with respect to such Debt Securities will become solely covenants of, and shall relate to, such subsidiary. In addition, such subsidiary shall assume the Company's obligations under the Registration Rights Agreement.

          At the time of such assumption the Company will unconditionally guarantee payment of such series of Debt Securities and will execute a guarantee in form and substance satisfactory to the Trustee. Pursuant to such guarantee, the Company will fully and unconditionally guarantee the payment of the obligations of the assuming subsidiary under the Debt Securities and under the Indenture relating to the Debt Securities, including, without limitation, payment, as and when due, of the principal of, premium, if any, and interest on, the Debt Securities. The Company will be released and discharged from all its other obligations under the Indenture.

     CONSOLIDATION, MERGER, AND SALE OF ASSETS

          Under the terms of the Indenture, the Company may not consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity, unless (i) the entity formed by such consolidation or into which the Company is merged or the entity which acquires by conveyance or transfer, or which leases, the property and assets of the Company substantially as an entirety will be a entity organized and validly existing under the laws of any domestic jurisdiction and such entity expressly assumes the Company's obligations on all Debt Securities and under the Indenture, (ii) immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, will have occurred and be continuing, and (iii) the Company will have delivered to the Trustee an Officer's Certificate and an Opinion of Counsel as provided in the Indenture (Indenture, Section 1101). The terms of the Indenture do not restrict the Company in a merger in which the Company is the surviving entity.

     EVENTS OF DEFAULT

          Each of the following will constitute an Event of Default under the Indenture with respect to the Debt Securities of any series: (a) failure to pay any interest on the Debt Securities of such series within 30 days after the same becomes due and payable; (b) failure to pay principal or premium, if any, on the Debt Securities of such series when due and payable; (c) failure to perform, or breach of, any other covenant or warranty of the Company in the Indenture (other than a covenant or warranty of the Company in the Indenture solely for the benefit of one or more series of Debt Securities other than such series) for 60 days after written notice to the Company by the Trustee, or to the Company and the Trustee by the Holders of at least 33% in principal amount of the Debt Securities of such series Outstanding under the Indenture as provided in the Indenture;
     (d) the entry by a court having jurisdiction in the premises of (1) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or state bankruptcy, insolvency, reorganization or other similar law or (2) a decree or order adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition by one or more Persons other than the Company seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable Federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official for the Company or for any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order for relief or any such other decree or order will have remained unstayed and in effect for a period of 90 consecutive days; and (e) the commencement by the Company of a voluntary case or proceeding under any applicable Federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Company in a case or other similar proceeding or to the commencement of any bankruptcy or insolvency case or proceeding against it under any applicable Federal or state law or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or state law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the authorization of such action by the Board of Directors (Indenture, Section 801).

          An Event of Default with respect to the Debt Securities of a particular series may not necessarily constitute an Event of Default with respect to Debt Securities of any other series issued under the Indenture.

     REMEDIES

          If an Event of Default due to the default in payment of principal of or interest on any series of Debt Securities or due to the default in the performance or breach of any other covenant or warranty of the Company applicable to the Debt Securities of such series but not applicable to all series occurs and is continuing, then either the Trustee or the holders of 33% in principal amount of the Outstanding Debt Securities of such series may declare the principal of all of the Debt Securities of such series and interest accrued thereon to be due and payable immediately. If an Event of Default due to the default in the performance of any other covenants or agreements in the Indenture applicable to all Outstanding Debt Securities or due to certain events of bankruptcy, insolvency or reorganization of the Company has occurred and is continuing, either the Trustee or the holders of not less than 33% in principal amount of all Outstanding Debt Securities, considered as one class, and not the holders of the Debt Securities of any one of such series, may make such declaration of acceleration. There is no automatic acceleration, even in the event of bankruptcy, insolvency or reorganization of the Company.

          At any time after the declaration of acceleration with respect to the Debt Securities of any series has been made and before a judgment or decree for payment of the money due has been obtained, the Event or Events of Default giving rise to such declaration of acceleration will, without further act, be deemed to have been waived, and such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled, if

          (a) the Company has paid or deposited with the Trustee a sum sufficient to pay

               (1)  all overdue interest on all Debt Securities of such series;

               (2) the principal of and premium, if any, on any Debt Securities of such series which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in such Debt Securities;

               (3) interest upon overdue interest at the rate or rates prescribed therefor in such Debt Securities, to the extent that payment of such interest is lawful; and

               (4)  all amounts due to the Trustee under the Indenture; and

          (b) any other Event or Events of Default with respect to Debt Securities of such series, other than the nonpayment of the principal of the Debt Securities of such series which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture (Indenture, Section 802).

          Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default will occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders will have offered to the Trustee reasonable indemnity (Indenture, Section 903). If an Event of Default has occurred and is continuing in respect of a series of Debt Securities, subject to such provisions for the indemnification of the Trustee, the holders of a majority in principal amount of the Outstanding Debt Securities of such series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of such series; provided, however, that if an Event of Default occurs and is continuing with respect to more than one series of Debt Securities, the holders of a majority in aggregate principal amount of the Outstanding Debt Securities of all such series, considered as one class, will have the right to make such direction, and not the holders of the Debt Securities of any one of such series; and provided, further, that such direction will not be in conflict with any rule of law or with the Indenture (Indenture, Section 812).

          No Holder of Debt Securities of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Debt Securities of such series, (ii) the holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of all series in respect of which an Event of Default will have occurred and be continuing, considered as one class, have made written request to the Trustee, and such holder or holders have offered reasonable indemnity to the Trustee to institute such proceeding in respect of such Event of Default in its own name as trustee and (iii) the Trustee has failed to institute any proceeding, and has not received from the holders of a majority in aggregate principal amount of the Outstanding Debt Securities of such series a direction inconsistent with such request, within 60 days after such notice, request and offer (Indenture, Section 807). However, such limitations do not apply to a suit instituted by a holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on such Debt Security on or after the applicable due date specified in such Debt Security (Indenture, Section 808).

          The Company will be required to furnish to the Trustee annually a statement by an appropriate officer as to such officer's knowledge of the Company's compliance with all conditions and covenants under the Indenture, such compliance to be determined without regard to any period of grace or requirement of notice under the Indenture (Indenture, Section 606).

     MODIFICATION AND WAIVER

          Without the consent of any holder of Debt Securities, the Company and the Trustee may enter into one or more supplemental indentures for any of the following purposes: (a) to evidence the assumption by any permitted successor to the Company of the covenants of the Company in the Indenture and in the Debt Securities; or (b) to add one or more covenants of the Company or other provisions for the benefit of all holders or for the benefit of the holders of, or to remain in effect only so long as there will be Outstanding, Debt Securities of one or more specified series, or one or more specified Tranches thereof, or to surrender any right or power conferred upon the Company by the Indenture; or (c) to add any additional Events of Default with respect to Outstanding Debt Securities; or (d) to change or eliminate any provision of the Indenture or to add any new provision to the Indenture, provided that if such change, elimination or addition will adversely affect the interests of the holders of Debt Securities of any series or Tranche in any material respect, such change, elimination or addition will become effective with respect to such series or Tranche only (1) when the consent of the holders of Debt Securities of such series or Tranche has been obtained in accordance with the Indenture, or (2) when no Debt Securities of such series or Tranche remain Outstanding under the Indenture; or (e) to provide collateral security for all but not part of the Debt Securities; or (f) to establish the form or terms of Debt Securities of any other series or Tranche as permitted by the Indenture; or
     (g) to provide for the authentication and delivery of bearer securities and coupons appertaining thereto representing interest, if any, thereon and for the procedures for the registration, exchange and replacement thereof and for the giving of notice to, and the solicitation of the vote or consent of, the holders thereof, and for any and all other matters incidental thereto; or (h) to evidence and provide for the acceptance of appointment of a successor Trustee with respect to the Debt Securities of one or more series and to add to or change any of the provisions of the Indenture as will be necessary to provide for or to facilitate the administration of the trusts under the Indenture by more than one trustee; or (i) to provide for the procedures required to permit the utilization of a noncertificated system of registration for the Debt Securities of all or any series or Tranche; or (j) to change any place where (1) the principal of and premium, if any, and interest, if any, on all or any series or Tranche of Debt Securities will be payable, (2) all or any series or Tranche of Debt Securities may be surrendered for registration of transfer or exchange and
     (3) notices and demands to or upon the Company in respect of Debt Securities and the Indenture may be served; or (k) to cure any ambiguity or inconsistency or to add or change any other provisions with respect to matters and questions arising under the Indenture, provided such changes or additions will not adversely affect the interests of the holders of Debt Securities of any series or Tranche in any material respect (Indenture, Section 1201).

          The holders of a majority in aggregate principal amount of the Debt Securities of all series then Outstanding may waive compliance by the Company with certain restrictive provisions of the Indenture (Indenture, Section 607). The holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default under the Indenture with respect to such series, except a default in the payment of principal, premium, or interest and certain covenants and provisions of the Indenture that cannot be modified or be amended without the consent of the holder of each Outstanding Debt Security of such series affected (Indenture, Section 813).

          Without limiting the generality of the foregoing, if the Trust Indenture Act is amended after the date of the Indenture in such a way as to require changes to the Indenture or the incorporation therein of additional provisions or so as to permit changes to, or the elimination of, provisions which, at the date of the Indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the Indenture, the Indenture will be deemed to have been amended so as to conform to such amendment of the Trust Indenture Act or to effect such changes, additions or elimination, and the Company and the Trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence or effect such amendment (Indenture, Section 1201).

          Except as provided above, the consent of the holders of a majority in aggregate principal amount of the Debt Securities of all series then Outstanding, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner, or eliminating any of the provisions of, the Indenture or modifying in any manner the rights of the holders of such Debt Securities under the Indenture pursuant to one or more supplemental indentures; provided, however, that if less than all of the series of Debt Securities Outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of Outstanding Debt Securities of all series so directly affected, considered as one class, will be required; and provided, further, that if the Debt Securities of any series will have been issued in more than one Tranche and if the proposed supplemental indenture will directly affect the rights of the holders of Debt Securities of one or more, but less than all, of such Tranches, then the consent only of the holders of a majority in aggregate principal amount of the Outstanding Debt Securities of all Tranches so directly affected, considered as one class, will be required; and provided further, that no such amendment or modification may (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security, or reduce the principal amount thereof or the rate of interest thereon (or the amount of any installment of interest thereon) or change the method of calculating such rate or reduce any premium payable upon the redemption thereof, or change the coin or currency (or other property) in which any Debt Security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity of any Debt Security (or, in the case of redemption, on or after the redemption date) without, in any such case, the consent of the holder of such Debt Security, (b) reduce the percentage in principal amount of the Outstanding Debt Security of any series, or any Tranche thereof, the consent of the holders of which is required for any such supplemental indenture, or the consent of the holders of which is required for any waiver of compliance with any provision of the Indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting, without, in any such case, the consent of the holder of each Outstanding Debt Security of such series or Tranche, or (c) modify certain of the provisions of the Indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the Debt Security of any series or Tranche, without the consent of the holder of each Outstanding Debt Security affected thereby. A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of Debt Securities or one or more Tranches thereof, or modifies the rights of the holders of Debt Securities of such series with respect to such covenant or other provision, will be deemed not to affect the rights under the Indenture of the holders of the Debt Securities of any other series or Tranche (Indenture, Section 1202).

          The Indenture provides that in determining whether the holders of the requisite principal amount of the Outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver under the Indenture, or whether a quorum is present at the meeting of the holders of Debt Securities, Debt Securities owned by the Company or any other obligor upon the Debt Securities or any affiliate of the Company or of such other obligor (unless the Company, such affiliate or such obligor owns all Debt Securities Outstanding under the Indenture, determined without regard to this provision) will be disregarded and deemed not to be Outstanding.

          If the Company shall solicit from holders any request, demand, authorization, direction, notice, consent, election, waiver or other Act, the Company may, at its option, fix in advance a record date for the determination of holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other such act, but the Company will have no obligation to do so. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other Act may be given before or after such record date, but only the holders of record at the close of business on such record date will be deemed to be holders for the purposes of determining whether holders of the requisite proportion of the Outstanding Debt Securities have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the Outstanding Debt Securities will be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other Act of a holder will bind every future holder of the same Debt Security and the holder of every Debt Security issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee or the Company in reliance thereon, whether or not notation of such action is made upon such Debt Security (Indenture, Section 104).

     RESIGNATION OF TRUSTEE

          The Trustee may resign at any time by giving written notice thereof to the Company or may be removed at any time by Act of the holders of a majority in principal amount of all series of Debt Securities then Outstanding delivered to the Trustee and the Company. No resignation or removal of the Trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the Indenture. So long as no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default has occurred and is continuing and except with respect to a Trustee appointed by Act of the holders, if the Company has delivered to the Trustee a resolution of its Board of Directors appointing a successor trustee and such successor has accepted such appointment in accordance with the terms of the Indenture, the Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the Indenture (Indenture, Section 910).

     NOTICES

          Notices to holders of Debt Securities will be given by mail to the addresses of such holders as they may appear in the security register therefor.

     TITLE

          The Company, the Trustee, and any agent of the Company or the Trustee, may treat the Person in whose name Debt Securities are registered as the absolute owner thereof (whether or not such Debt Securities may be overdue) for the purpose of making payments and for all other purposes irrespective of notice to the contrary.

     GOVERNING LAW

          The Indenture and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

     REGARDING THE TRUSTEE

          The Trustee under the Indenture is The Bank of New York. The Company and certain of its subsidiaries also maintain various banking and trust relationships with The Bank of New York.

     BOOK-ENTRY - ONLY THE DEPOSITORY TRUST COMPANY

         The certificates representing the New Notes will be issued in fully registered form, without coupons. The New Notes will be deposited with, or on behalf of, DTC, and registered in the name of Cede & Co., as DTC's nominee in the form of one or more Global Certificates for the New Notes or will remain in the custody of the Trustee pursuant to a FAST Balance Certificate Agreement between DTC and the Trustee. Upon the issuance of the Global Certificates, DTC or its custodian will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global Certificates to the accounts of persons who have accounts with such depositary. Ownership of beneficial interests in a Global Certificate will be limited to persons who have accounts with DTC (participants) or persons who hold interests through participants. Ownership of beneficial interests in a Global Certificate will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

          So long as DTC, or its nominee, is the registered owner or Holder of a Global Certificate, DTC or such nominee, as the case may be, will be considered the sole owner or Holder of the New Notes represented by such Global Certificate for all purposes under the Indenture and the New Notes. No beneficial owner of an interest in a Global Certificate will be able to transfer the interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture.

          Payments of the principal of, and interest on, a Global Certificate will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Certificate or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Certificate, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Certificate as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Certificate held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

          Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules.

          DTC will take any action permitted to be taken by a Holder of New Notes (including the presentation of New Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a Global Certificate is credited and only in respect of such portion of the aggregate principal amount of the New Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default (as defined) under the New Notes, DTC will exchange a Global Certificate for certificated notes, which it will distribute to its participants.

          DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (indirect participants). The rules applicable to DTC and its participants are on file with the Commission.

          Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the Global Notes among their respective participants, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

          If DTC is at any time unwilling or unable to continue as a depositary for a Global Certificate and a successor depositary is not appointed by the Company within 90 days, the Company will issue certificated notes in exchange for a Global Certificate.

          Secondary trading in long-term bonds and notes of corporate issuers is generally settled in clearing house or next day funds. In contrast, beneficial interests in the New Notes that are not certificated notes, as defined below, will trade in DTC's Same-Day Funds Settlement System until maturity. Therefore, the secondary market trading activity in such interests will settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the New Notes.

          The information under this caption "Book-Entry Only The Depository Trust Company" concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company does not take any responsibility for the accuracy thereof.

     CERTIFICATED NOTES

          If (i) the Company notifies the Trustee in writing that the DTC is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of New Notes in the form of certificated New Notes under the Indenture, then, upon surrender by the DTC of its Global Notes, New Notes in such form will be issued to each person that the Global Note Holder and the DTC identify as being the Beneficial Owner of the related New Notes.

          Neither the Company nor the Trustee will be liable for any delay by the DTC in identifying the Beneficial Owners of New Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the DTC for all purposes.

     SAME-DAY SETTLEMENT AND PAYMENT

          The Indenture will require that payments in respect of the New Notes represented by the Global Note (including principal, premium, if any, and interest, if any) be made in immediately available funds. With respect to certificated notes, however, the Company will make all payments of principal, premium, if any, interest, if any, by mailing a check to each Holder's registered address. The Company expects that secondary trading in the certificated notes will also be settled in immediately available funds.

     LACK OF PUBLIC MARKET

          The New Notes are new issues of securities for which there is currently no active trading market. If any New Notes are traded after their initial issuance, they may trade at a discount from their face value, depending upon prevailing interest rates, the market for similar securities and other factors, including general economic conditions and the financial condition, performance of, and the prospects for the Company.

                CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES


          The following summary describes certain United States federal income tax consequences of the acquisition, ownership and disposition of the New Notes as of the date hereof and represents the opinion of Reid & Priest LLP, counsel to the Company, insofar as it relates to matters of law or legal conclusions. Except where noted, it deals only with New Notes held as capital assets and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, life insurance companies, persons holding New Notes as a part of a hedging or conversion transaction or a straddle, or persons who are not United States Holders (as defined herein). In addition, this discussion does not address the tax consequences to persons who acquire New Notes other than pursuant to their initial issuance and distribution. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified at any time, with either forward-looking or retroactive effect, so as to result in United States federal income tax consequences different from those discussed below.

          PROSPECTIVE HOLDERS OF NEW NOTES, INCLUDING PERSONS WHO ARE NOT UNITED STATES HOLDERS AND PERSONS WHO PURCHASE NEW NOTES IN THE SECONDARY MARKET, ARE ADVISED TO CONSULT WITH THEIR TAX ADVISORS AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NEW NOTES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR OTHER TAX LAWS.

     UNITED STATES HOLDERS

          As used herein, a "United States Holder" means a Holder of a New Note that is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate, the income of which is subject to United States federal income taxation regardless of its source, or a trust, the administration of which is subject to the primary supervision of a court within the United States and for which one or more United States persons have the authority to control all substantial decisions.

     PAYMENTS OF INTEREST

          Stated interest on a New Note will generally be taxable to a United States Holder as ordinary income at the time it is paid or accrued in accordance with the United States Holder's method of accounting for tax purposes.

     EXCHANGE OF OLD NOTES FOR NEW NOTES

          An exchange of the Old Notes for the New Notes should not constitute a taxable event for federal income tax purposes because the New Notes should not be considered to differ materially in kind or extent from the Old Notes. Rather, the New Notes should be treated as a continuation of the Old Notes in the hands of a United States Holder. As a result, United States Holders who exchange their Old Notes for New Notes should not recognize any income, gain or loss for federal income tax purposes with respect to such exchange. The following discussion assumes that an exchange of Old Notes for New Notes will not be treated as a taxable exchange for federal income tax purposes.

     SALE, EXCHANGE AND MATURITY OF THE NEW NOTES

          Upon the sale, exchange or maturity of New Notes, a United States Holder will recognize gain or loss equal to the difference between such Holder's adjusted tax basis in the New Notes and the amount realized upon the sale, exchange or maturity, other than amounts attributable to accrued but unpaid interest. A United States Holder's adjusted tax basis will be, in general, the issue price of the New Notes. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of sale or maturity, the New Notes have been held for more than 18 months. Under current law, deductibility of capital losses is subject to limitations. The net capital gains of individuals are taxed, under certain circumstances, at lower rates than ordinary income.

     INFORMATION REPORTING AND BACKUP WITHHOLDING

          Subject to the qualification discussed below, interest income on the New Notes will be reported to United States Holders on Form 1099, which should be mailed to such Holders by January 31 following each calendar year.

          The Company will report annually to Cede & Co. the interest income paid during the year with respect to the New Notes for which Cede & Co. is the Holder of record. The Company currently intends to report such information on Form 1099 prior to January 31 following each calendar year. The Initial Purchasers have indicated to the Company that, to the extent that they hold New Notes as nominee for beneficial United States Holders, they currently expect to report the interest income paid during the calendar year on such New Notes to such beneficial Holders on Forms 1099 by January 31 following each calendar year. Under current law, Holders of New Notes who hold as nominees for beneficial Holders will not have any obligation to report information regarding the beneficial Holders to the Company. The Company, moreover, will not have any obligation to report to beneficial Holders who are not also record Holders. Thus, beneficial United States Holders of New Notes who hold their New Notes through the Initial Purchasers will receive Forms 1099 reflecting the income on their New Notes from such nominee Holders rather than from the Company.

          Payments made in respect of, and proceeds from the sale or exchange of, New Notes may be subject to "backup" withholding tax of 31% if the United States Holder fails to comply with certain identification requirements, or has previously failed to report in full dividend and interest income, or does not otherwise establish its entitlement to an exemption. Any withheld amounts will be allowed as a refund or a credit against the United States Holder's United States federal income tax liability; provided, however, that certain required information is provided to the Internal Revenue Service.


                                 PLAN OF DISTRIBUTION

          Except as described below, a broker-dealer may not participate in the Exchange Offer in connection with a distribution of the New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period not to exceed 90 days, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until May 23, 1998 all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

          The Company will not receive any proceeds from the Exchange Offer or any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. Any broker or dealer registered under the Exchange Act who holds Old Notes that are Registrable Securities and that were acquired for its own account as a result of market-making activities or other trading activities (other than Registrable Securities acquired directly from the Company) may exchange such Old Notes pursuant to the Exchange Offer; however, such broker or dealer may be deemed to be an "underwriter" within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the New Notes received by such broker or dealer in the Exchange Offer, which prospectus delivery requirement may be satisfied by the delivery by such broker or dealer of this Prospectus. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

          The Company has agreed to pay the expenses of registration of the New Notes and will indemnify the Holders of the New Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

          Prior to the Exchange Offer, there has been no public market for the Old Notes. The Company does not intend to apply for listing of the New Notes on any securities exchange or for inclusion of such securities in any automated quotation system. There can be no assurance that an active market for the New Notes will develop. To the extent that a market for the New Notes does develop, the market value of the New Notes will depend on market conditions (including yields on alternative investments), general economic conditions, the Company's financial condition and other conditions. Such conditions might cause the New Notes, to the extent that they are actively traded, to trade at a significant discount from face value. The Company has not entered into any arrangement or understanding with any person to distribute the New Notes to be received in the Exchange Offer.

          The Company has not agreed to compensate broker-dealers who effect the exchange of Old Notes on behalf of Holders.


                                       EXPERTS

          The consolidated financial statements included in the 1997 10-K, incorporated herein by reference, have been audited by Deloitte &
     Touche LLP, independent auditors, as stated in their report included in the 1997 10-K, and have been incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

          With respect to the unaudited condensed consolidated interim financial information included in the Company's Quarterly Reports on Form 10-Q that will be incorporated herein by reference, Deloitte & Touche LLP will have applied limited procedures in accordance with professional standards for reviews of such information. Deloitte & Touche LLP will state in their reports included in any such Quarterly Reports on Form 10-Q that they have not audited and they will not express an opinion on such interim financial information. Accordingly, the degree of reliance on any of its reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the Securities Act, for their reports on such unaudited interim financial information because such reports are not "reports" or a "part" of the Registration Statement filed under the Act with respect to the Common Stock offered hereby (Registration Statement), that were prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.


                                    LEGAL MATTERS

          The statements made as to matters of law and legal conclusions in the 1997 10-K under Part I, Item 1 - Business-Regulation and Rates, and Environmental Matters, incorporated herein by reference, have been reviewed by Worsham, Forsythe & Wooldridge, L.L.P., Dallas, Texas, General Counsel for the Company. All of such statements are set forth, or have been incorporated by reference, herein in reliance upon the opinion of that firm given upon their authority as experts. At March 31, 1998, members of the firm of Worsham, Forsythe & Wooldridge, L.L.P., owned approximately 41,200 shares of the Common Stock of the Company. The statements made as to matters of law and legal conclusions in this Prospectus under CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES have been reviewed by Reid & Priest LLP, New York, New York, and are set forth herein in reliance upon the opinion of that firm given upon their authority as experts.

          The validity of the New Notes is being passed upon for the Company by Worsham, Forsythe & Wooldridge, L.L.P. and by Reid & Priest LLP. However, all matters pertaining to incorporation of the Company and all other matters of Texas law relating to the Company will be passed upon only by Worsham, Forsythe & Wooldridge, L.L.P.